Exhibit 3.1

                            ARTICLES OF INCORPORATION

                                       OF

                         GOLDEN CHOICE FOODS CORPORATION

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         The  undersigned  natural  person of the age of eighteen  (18) years or more, acting as incorporator under the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes, and acts amendatory thereto (hereinafter sometimes referred to as the "General Corporation Law of the State of Nevada") adopts the following Articles of Incorporation:


                                    ARTICLE I

                               NAME OF CORPORATION

         The name of this corporation is Golden Choice Foods Corporation (the "corporation").

                                   ARTICLE II

                                 RESIDENT AGENT

         The name and address of the corporation's initial resident agent in the State of Nevada is Para Corp., Inc., 318 North Carson #208, Carson City, NV 89701.


                                   ARTICLE III

                                     SHARES

         The aggregate number of shares which the corporation is authorized to issue is fifty million (50,000,000) common shares with each share having a par value of one thousandth dollar ($.001). The corporation is authorized to issue more than one class or series of stock, and the Board of Directors' of the corporation, in accordance with Section 78.195 of the General Corporation Law of the State of Nevada, is vested with authority to prescribe the price, classes, series, and the number of each class or series of stock and the voting powers, designations, preferences, limitations, restrictions, and relative rights of each class or series of stock. The corporation shall have one or more classes or series of stock that together (a) have unlimited voting rights and (b) are entitled to receive the net assets of the corporation upon dissolution. All shares of stock shall be fully paid and nonassessable.

                                   ARTICLE IV
                                 GOVERNING BOARD

         The governing board of the corporation shall be known as the Board of Directors, and a member of the governing board shall be known as a director. The number of directors shall be as prescribed by the Bylaws and may, from time to time, be increased or decreased in such manner as shall be prescribed by the Bylaws of the corporation, provided that the number of directors shall never be less than one (1). Each director shall be as least 18 years of age. The number of members of the first Board of Directors shall be three (3). The names and addresses of the initial directors are as follows:

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                                 Richard Damion
                       180 Newport Center Drive, Suite 180
                             Newport Beach, CA 92660

                            Joseph R. Rodriguez, Jr.
                       180 Newport Center Drive, Suite 180
                             Newport Beach, CA 92660

                           A.R. "Bud" Grandsaert, Jr.
                       180 Newport Center Drive, Suite 180
                             Newport Beach, CA 92660

         During the period between election of directors by the shareholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the shareholders entitled to vote which are not filled by the shareholders, may be filled by the remaining directors, though less than a quorum. With respect to the election of directors by the shareholders, no cumulative voting shall be permitted.

                                    ARTICLE V
                                     PURPOSE

         The corporation is organized to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.



                                   ARTICLE VI

                             LIMITATION ON LIABILITY

         Within the meaning of and in accordance with Section 78.037 of the General Corporation Law of the State of Nevada:

         (1) No director or officer of the corporation shall be personally liable to the corporation or its shareholders for damages for any action taken or any failure to take any action as a director, except as provided in this
Article V.

         (2) The limitation of liability contemplated in this Article V shall not extend to (a) acts or omissions which involve misconduct, fraud, or knowing violation of law; or (b) payment or distribution in violation of Section 78.300 of the General Corporation Law of the State of Nevada.

         (3) Any repeal or modification of this Article V by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

         (4) Without limitation, this Article V shall be applied and interpreted and shall be deemed to incorporate any provisions of the General Corporation Law

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of the State of Nevada,  as the same exist or may hereafter be amended,  as well as any applicable  interpretation  of Nevada law, so that personal  liability of
directors  and  officers  of  the   corporation   to  the   corporation  or  its
shareholders, or, to any third person, shall be eliminated or limited to the fullest extent as from time to time permitted by Nevada law.


                                   ARTICLE VII

                            SIGNATURE OF INCORPORATOR

         The name and address of the incorporator signing these Articles of Incorporation is as follows:

         Name                               Address

Gary R. Henrie                       215 South State, 12th Floor
                                     Salt Lake City, Utah 84111


                                     INCORPORATOR

                                     /Gary R. Henrie
                                     ------------------------------------
                                     Gary R. Henrie

                                  ARTICLE VIII

           CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT

         Para Corp., Inc., hereby accepts appointment as Resident Agent for the above named corporation.

(Signature)______________________________           (Date)________________
Signature of Resident Agent